Exhibit d(2)

AMENDMENT TO THE INVESTMENT MANAGEMENT

AGREEMENT FOR TIAA-CREF LIFE FUNDS

AMENDMENT, dated February 29, 2000, to the Investment Management Agreement dated November 30, 1998 (the “Agreement), by and between TIAA-CREF Life Funds (the “Fund”) and Teachers Advisors, Inc. (“Advisors”).

WHEREAS, the Fund has established four additional series as of the date hereof, which shall be known as the Growth Equity Fund, the Growth & Income Fund, the International Equity Fund, and the Social Choice Equity Fund; and

WHEREAS, Advisors is willing to provide or arrange to provide overall management of the Fund and the Funds, including the four additional series;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Fund and Advisors hereby agree as follows:

1. Section 3(a) of the Agreement shall be amended to read as follows:

For the services rendered, the facilities furnished and expenses assumed by Advisors, the Fund shall pay to Advisors at the end of each calendar month a fee calculated as a percentage of the average value of the net assets each day for each Fund during that month at the following annual rates:

Growth Equity Fund	0.46%
Growth & Income Fund	0.44%
International Equity Fund	0.53%
Stock Index Fund	0.30%
Social Choice Equity Fund	0.39%

2. Section 13 of the Agreement shall be amended to provide that all notices or other communications provided for under the Agreement delivered to the Fund shall be to the attention of Martin E. Galt III, and all notices or other communications provided for under the Agreement delivered to Advisors shall be to the attention of Scott C. Evans.

IN WITNESS WHEREOF, the Fund and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF LIFE FUNDS

By:	/s/ Martin E. Galt, III	Attest:	/s/ Stewart P. Greene

Title:	President	Title:	Sr Counsel & Assistant Secretary

TEACHERS ADVISORS, INC.

By:	/s/ Scott C. Evans	Attest:	/s/ Stewart P. Greene

Title:	Executive Vice President	Title:	Sr Counsel & Assistant Secretary